Exhibit 2.5

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of August 14, 2015 (the “Effective Date”), by and among TriGen Insurance Solutions, Inc., a Delaware corporation (the “Buyer”), Restaurant Coverage Associates, Inc., a New Jersey corporation, and Restaurant Coverage Associates Insurance Agency of New England, Inc., a Massachusetts corporation (the “Seller”) and the shareholders of the Seller named on the signature page hereto (the “Equity Holders”). Each of the foregoing parties may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article 7 below.

RECITALS

WHEREAS, the Equity Holders own all of the Equity Interests of the Seller and the Seller is engaged in the business of providing property and casualty insurance for the restaurant and bar industries (the “Business”); and

WHEREAS, the Seller wishes to sell to the Buyer and the Buyer wishes to purchase from the Seller, the rights and obligations of the Seller to the Purchased Assets (as defined herein) subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE PURCHASED ASSETS

1.1Purchased Assets and Excluded Assets.

1.1.1Purchased Assets. On the terms and subject to the conditions hereof and in consideration of the Purchase Price to be paid to the Seller by the Buyer, the Buyer hereby purchases and acquires from the Seller, and the Seller hereby sell, convey, assign, transfer and deliver to the Buyer, all of the Seller’s right, title and interest in and to the following assets, properties, rights and interests, wherever located and by whomever possessed, owned, licensed or leased by the Seller, all of which are listed on Schedule 1.1.1 (collectively, the “Purchased Assets”), free and clear of all Liens:

(a)all of the Seller’s Contracts and business arrangements, including without limitation, sales and purchase orders, confidentiality, vendor, customer and service agreements, including renewal rights, all of which are listed on Schedule 1.1.1 (collectively, the “Assigned Contracts”), provided however, that the Buyer assumes any/all obligations, arising out of the Assigned Contracts commencing with the effective date of this Agreement, but not prior thereto;

(b)all of the Seller’s Intellectual Property;

(c)all of the Seller’s Licenses and Permits, to the extent transferable;

(d)Intentionally left blank;

(e)Intentionally left blank;

(f)all of the Seller’s fixed assets all of which are listed on Schedule 1.1.1(d);

(g)all of the Seller’s advertising, marketing and promotional materials and all other printed or written materials;

(h)all of the Seller’s lists, records and other information pertaining to suppliers and customers (including, but not limited to, customer lists, customer mailing lists and customer sales files); lists, records and other information pertaining to accounts, referral sources; books, ledgers, files, documents, correspondence and business and accounting records of every kind (including, but not limited to, all financial, business and marketing plans); and

(i)all goodwill of the Seller as a going concern and all other intangible property of the Seller.

Nothing in this Section 1.1.1 shall obligate the Buyer to assume any Liability, whether related to the Business, the Purchased Assets or otherwise, unless the Buyer expressly assumes such Liability pursuant to the terms and conditions of Section 1.2.1 of this Agreement.

1.1.2Excluded Assets. Notwithstanding Section 1.1.1, the following assets, properties, rights and interests of the Seller (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets:

(a)all additional Cash on Hand of the Seller as of the Closing Date;

(b)all of the Seller’s Accounts Receivable related to the Business services provided prior to the Closing Date;

(c)all of the Seller’s rights under or pursuant to this Agreement;

(d)all Real Property owned by the Seller or its affiliates;

(e)all tangible personal property of the Seller, whether used in the Business or otherwise;

(f)all prepaid tax balances;

(g)all other assets, properties, rights and interests of the Seller and the Equity Holders not relating to the Business or the Purchased Assets, including, without limitation, those set forth on Schedule 1.1.2; and

(h)all refunds from cancelled insurance policies and insurance coverage proceeds relating to events requiring payments prior to closing.

1.2Assumption and Exclusion of Liabilities.

1.2.1Assumed Liabilities. As of the Closing Date, subject to the terms and conditions hereof, and as additional consideration for the Purchased Assets, the Buyer shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to their respective conditions, the Liabilities of the Seller under any Assigned Contracts relating to the Business and the Purchased Assets (but excluding any Liability arising prior to the Closing Date or arising out of or related to any breach, act or omission by the Seller) and any Liabilities of the Seller set forth on Schedule 1.2.1, but only to the extent the existence of such Liabilities or the particular facts and circumstances that give rise to such Liabilities do not or would not constitute a breach of any of the Seller’s representations and warranties hereunder or otherwise give rise to a claim for indemnification by the Buyer hereunder (collectively, the “Assumed Liabilities”).

1.2.2Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Seller shall retain and shall be responsible for paying, performing and discharging when due, and the Buyer shall not assume or have any responsibility or liability for, any of the Seller’s Liabilities, whether or not related to the Business or the Purchased Assets, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, and whether or not accrued, not specifically identified as Assumed Liabilities pursuant to Section 1.2.1 including, without limitation, the following Liabilities (collectively, the “Excluded Liabilities”):

(a)all Liabilities arising out of or related to the Excluded Assets;

(b)the Seller’s obligations under this Agreement;

(c)all Liabilities under any Assigned Contract, to the extent (i) arising in the first instance prior to the Closing Date, or (ii) arising after the Closing Date but relating to a breach of an Assigned Contract by the Seller prior to the Closing Date;

(d)all Liabilities for accounts payable of the Seller, whether related to the Business or otherwise;

(e)all Liabilities for Taxes imposed with respect to the Business, the Purchased Assets or any income or gains derived with respect thereto for any Tax period, or portion thereof, ending on or before the Closing Date;

(f)all Liabilities related to any Indebtedness;

(g)all Liabilities related to the Seller’s non-compliance with any applicable Laws;

(h)all Liabilities arising out of or relating to any breach of warranty or similar claim with respect to the Business, to the extent such Liabilities relate to services provided by the Seller prior to the Closing Date;

(i)all Liabilities related to any pending or threatened litigation against the Seller, whether related to the Business or otherwise; and

(j)all other Liabilities of the Seller and the Equity Holders, including, without limitation, those set forth on Schedule 1.2.2.

1.3Purchase Price. In consideration of the sale by the Seller to the Buyer of the Purchased Assets and the representations, warranties and covenants made by the Seller to the Buyer, and subject to the satisfaction or waiver of all of the conditions contained herein, Buyer shall pay to the Seller (a) at Closing, [Seven Hundred Fifty Thousand Dollars ($750,000)] (the “Initial Purchase Price”) in

cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Schedule 1.3; and (b) in accordance with the timing specified in Section 1.4.3, the Earn-Out Payment, if any.

1.4Earn-Out.

1.4.1Payments. The Buyer shall pay to the Seller an earn-out payment (the “Earn-Out Payment”) based on Actual EBITDA for the Measurement Period as follows:

Earnout = (7 x Actual EBITDA) – Initial Purchase Price

Actual EBITDA for purposes of calculating the Earn-Out Payment shall be measured in combination as Actual EBITDA of the Seller plus Actual EBITDA of Risk Control Associates, Inc. and plus Actual EBITDA of Risk Coverage Associates of New England, Inc., an affiliate of Seller. Notwithstanding anything herein, the maximum total combined Earn-Out Payment for the Measurement Period is Two Million Five Hundred Thousand Dollars ($2,500,000). The Earn-Out shall be calculated in accordance with the limited adjustments set forth on Schedule 1.4.1.

1.4.2Procedures Applicable to Determination of the Earn-Out Payment.

(a)On or before the date which is thirty (30) days after the conclusion of the Measurement Period, which shall be construed as September 30, 2016, the Buyer shall prepare and deliver to the Seller a written statement setting forth in reasonable detail its calculation of the resulting Earn-Out Payment (the “Earn-Out Calculation Statement”).  A copy of the proposed Earn-Out Calculation Statement is annexed hereto as Schedule 1.4.2(a).

(b)The Seller shall have thirty (30) days after receipt of the Earn-Out Calculation Statement (the “Review Period”) to review the Earn-Out Calculation Statement. During the Review Period, the Seller and its accountants shall have the right to inspect the Buyer’s books and records during normal business hours at the Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of the Earn-Out Payment. Prior to the expiration of the Review Period, the Seller may object to the Earn-Out Calculation Statement by delivering a written notice of objection (the “Earn-Out Objection Notice”) to the Buyer. Any Earn-Out Objection Notice shall specify the items in the applicable Earn-Out Calculation Statement disputed by the Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Seller fails to deliver an Earn-Out Objection Notice to the Buyer prior to the expiration of the Review Period, then the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If the Seller timely delivers an Earn-Out Objection Notice, the Buyer and the Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Actual EBITDA and the Earn-Out Payment. If the Buyer and the Seller are unable to reach agreement within thirty (30) days after such an Earn-Out Objection Notice has been given, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants, other than the Seller’s accountants or the Buyer’s accountants, appointed by mutual agreement of the Buyer and the Seller (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation Statement as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, the Buyer and the Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Buyer and the Seller, and not by independent review. The resolution of the dispute and the calculation of Actual EBITDA that is the subject of the applicable Earn-Out Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by the Seller and the Buyer in proportion to the amounts by which their respective calculations of Actual EBITDA differ from Actual EBITDA as finally determined by the Independent Accountant.

1.4.3Timing of Payment of Earn-Out Payment. Any Earn-Out Payment that is undisputed that the Buyer is required to pay pursuant to Section 1.4.1 hereof shall be paid in full no later than October 31, 2016, the disputed amount, if any, shall be paid in full no later than thirty (30) business days following the date upon which the determination of the Earn-Out Payment becomes final and binding upon the parties as provided in Section 1.4.2(b) (including any final resolution of any dispute raised by the Seller in the Earn-Out Objection Notice). The Buyer shall pay to the Seller the Earn-Out Payment, if any, in cash by wire transfer of immediately available funds to the bank account for the Seller set forth on Schedule 1.3.

1.4.4Post-Closing Operation of the Business. Subject to the terms of this Agreement, subsequent to the Closing, the Buyer shall have sole discretion with regard to all matters relating to the operation of the Business and shall operate the Business in good faith and in the ordinary course of business and reasonably consistent with past practices of the Seller prior to the Closing. The Buyer shall not, directly or indirectly, take any actions in bad faith that could unreasonably restrict the achievement of the Earn-Out Payment, or which could have the purpose of avoiding or reducing any of the Earn-Out Payment hereunder. Notwithstanding the foregoing, the Buyer has no obligation to operate the Business in order to maximize the amount of any Earn-Out Payment.

1.4.5Right of Set-off. The Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to Section 1.4 the amount of any legitimate Losses to which any Buyer Indemnified Party may be entitled, provided Buyer provides Seller with notice regarding any Losses or costs. With regard to any Transition Expense, Buyer’s right of set-off pursuant to this Section 1.4.5 shall be subject to the provisions of Section 5.4.2.

1.4.6No Security Interest. The Parties hereto understand and agree that (a) the contingent rights to receive the Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Law, (b) the Seller shall not have any rights as a security holder of the Buyer as a result of the Seller’s contingent right to receive the Earn-Out Payment hereunder, and (c) no interest is payable with respect to the Earn-Out Payment.

1.5Third Party Consents. To the extent that the Seller’s rights under any Contract, License or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to the Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer’s rights under the Purchased Asset in question so that the Buyer would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as the Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer.

Notwithstanding any provision in this Section 1.5 to the contrary, the Buyer shall not be deemed to have waived its rights under Section 4.2.3 hereof unless and until the Buyer provides written waivers thereof.

1.6Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place on the date hereof (the “Closing Date”) and shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and the Equity Holders, other than James Henry, jointly and severally (Equity Holders liability hereunder shall be solely related to paragraphs 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.14, 2.15, 2.21 and 2.22), hereby represent and warrant to the Buyer with respect to the matters specified in this Article 2 as follows:

2.1Organization and Qualification. The Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Seller do not have any subsidiaries. The Seller has the requisite corporate power and authority to conduct the Business as it is now being conducted and to perform all of its obligations under each Contract by which it is bound.

2.2Authorization; Enforceability. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized by the Equity Holders and duly executed and delivered by the Seller, and this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

2.3Organizational Documents. The Seller has delivered to the Buyer copies of the Seller’s Organizational Documents, and all such copies are complete and correct as of the date hereof. The books of account and other records of the Seller delivered to the Buyer have been maintained in accordance with sound business practice, and applicable Law and accounting policies. The Seller are not in default under or in violation of any provision of its Organizational Documents.

2.4Capitalization.  The Equity Holders are the only record and beneficial holders of the Equity Interests of the Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting Equity Interests of the Seller.

2.5No Violation. Except as set forth on Schedule 2.5 and subject to the receipt of the Consents and to the filing of notices as contemplated by Section 2.6, neither the execution and delivery of this Agreement, nor the performance by the Seller of its obligations hereunder, or the consummation of the transactions contemplated hereby will (with or without the passage of time or the giving of notice) (a) violate, conflict with or constitute a default under the Organizational Documents of the Seller, (b) violate, conflict with or result in a breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any Assigned Contract or any Contract or Lease to which the Seller are a party or by which the Purchased Assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with regard to the Seller or any of the Purchased Assets, or result in, require or permit the creation or imposition of any Lien of any nature upon or with regard to the Seller or any of its assets, or (c) conflict with or violate in any material respect any Laws applicable to the Seller or by which any of its assets are bound or any of the Licenses and Permits held by the Seller.

2.6Consents.

2.6.1Third Party Consents. Except as set forth on Schedule 2.6.1, neither the execution and delivery of this Agreement, nor the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated hereby will (with or without the passage of time or the giving of notice) require any Consent (collectively, the “Third Party Consents”) under any of the terms, conditions or provisions of any Assigned Contract or any Contract to which the Seller is a party or by which any Purchased Assets are bound.

2.6.2Governmental Consents. Except as set forth on Schedule 2.6.2, no Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority (collectively, the “Governmental Consents”) is required to be made or obtained by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, which, if not made or obtained, would result in a violation of any Law, License or Permit, or result in any material Liability to the Seller, or which would prohibit the consummation of the transactions contemplated hereby.

2.7Taxes.  The Seller has delivered to Buyer complete and correct copies of the Seller’s Tax Returns (or proof of extension of time to file) for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014. The Seller has filed, will timely file or will cause to be timely filed, or has timely filed for an extension of the time to file, all Tax Returns required by applicable Law to be filed by it prior to or as of the date hereof, and such Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects. The Seller has paid and discharged or, where payment is not yet due, has established, or will establish or cause to be established, on or before the Closing Date, an adequate accrual for the payment of all Taxes due with respect to (a) any period ending prior to or on the Closing Date and (b) the portion through the Closing Date for any period that includes (but does not end on) the Closing Date. There are no Liens, claims or assessments pending against the Seller or its assets for any alleged deficiency in any Tax (other than for current Taxes not yet due and payable), and the Seller has not been notified of any proposed Tax claims, Liens or assessments against the Seller. The Seller is not, has not been, nor has been notified that it will be the subject of any examination by a Taxing Authority. The Seller has withheld from each payment made to any of its past or present employees, and any other Person, as appropriate, the amount of all Taxes and other deductions required to be withheld therefrom, and paid the same to the proper Taxing Authority within the time required by Law. No claim has ever been made by a Taxing Authority in a jurisdiction where the Seller do not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction. The Seller is not party to any Tax indemnity, allocation or sharing agreement.

2.8Material Contracts. The Seller has delivered to the Buyer a complete and correct copy of each written Assigned Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto, and written descriptions of each oral Contract, if any. Each Assigned Contract that is in any way material to the Business of the Seller (a “Material Contract”) is valid, binding, in full force and effect, and enforceable by the Seller against the parties thereto in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and is not subject to any claims, charges, setoffs or defenses. The Seller is not in breach or default under any Material Contract, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a breach or default by the Seller thereunder. The Seller has not waived any material rights under any Material Contract or modified any material terms thereof. To the Seller’s Knowledge, no other party to any Material Contract is in breach or default in any respect thereunder, nor has any event occurred or is expected to occur (including without limitation the transactions contemplated hereby), which with the giving of notice or the passage of time (or both) would constitute a breach or default by such other party thereunder.

2.9Real Property. No interest in any Real Property is included in the Purchased Assets.

2.10Personal Property. The Seller has good title to, a valid leasehold interest in, or a valid license to use, all assets owned or used by the Seller, and all assets used in or necessary for the operation of the Business, free and clear of any Liens. All tangible assets owned, leased or licensed by the Seller is in the possession of, and under the control of, the Seller.

2.11Intellectual Property. Schedule 2.11 sets forth a complete and correct list of all Intellectual Property owned by the Seller or related to, used in or necessary for the operation of the Business (the “Seller’s Intellectual Property”). Except as set forth on Schedule 2.11, (a) the Seller own all right, title and interest in, or has a valid license to use, the Seller’s Intellectual Property in the Business, free and clear of all Liens; (b) the use of the Seller’s Intellectual Property in the conduct of the Business does not infringe upon, dilute or misappropriate (and in the past has not infringed upon, diluted or misappropriated) any Intellectual Property rights of any Person; (c) no claims or allegations of infringement or unauthorized use involving any Seller’s Intellectual Property are pending against a third party; (d) there are no pending claims or allegations of infringement or unauthorized use of any third party Intellectual Property or technology against the Seller; and (e) no circumstances exist that would form the basis for any material claim of infringement, dilution, unauthorized use, or violation of any Seller’s Intellectual Property, or challenge the ownership, use, validity or enforceability of any Seller’s Intellectual Property.

2.12Insurance Policies. The Seller has delivered to the Buyer, accurate and complete copies of all policies of insurance and pending applications for policies of insurance under which the Seller or the Business are or have been covered at any time during the last three (3) years. All policies of insurance which provide coverage to the Seller or the Business (a) are valid, outstanding and enforceable on the date hereof; (b) are issued by an insurer that is financially sound and reputable; (c) taken together, provide adequate insurance coverage for the Seller and operations of the Business for all risks to which the Seller and the Business are normally exposed; and (d) are sufficient for compliance with applicable Laws and the Contracts of the Seller. The Seller has not received any refusal of coverage, any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect, or that the issuer of any policy of insurance is unwilling to perform its obligations thereunder. The Seller has complied with all of its obligations under each such insurance policy.

2.13Litigation. There are no suits, actions, proceedings, investigations, claims or orders (collectively, “Legal Proceedings”) pending or, to the Seller’s Knowledge, threatened against the Seller or any of the current or former representatives of the Seller in its respective capacity as representatives of the Seller, nor are the Seller, or any such representative, subject to any judgment, order or decree of any court, judicial authority or Governmental Authority (nor have any of them been subject to such a judgment, order or decree in the past five (5) years). Schedule 2.13 sets forth a complete and correct list and description of all Legal Proceedings made, filed or otherwise initiated in connection with the Seller that are pending or that have been resolved in the past two (2) years, and the resolution thereof. The Seller has adequate insurance with respect to all Legal Proceedings.

2.14Compliance with Applicable Laws. The Seller has complied in all material respects with all Laws applicable to it or to the operation of the Business and no facts or circumstances exist which would reasonably be expected to cause the Seller to violate or fail to comply with any such Laws in the future. The Seller has not received any written notice from any court, judicial authority or Governmental Authority asserting a failure, or possible failure, to comply with any such applicable Laws, the subject of which notice has not been conclusively resolved as required thereby or otherwise to the satisfaction of the party sending such notice. The Seller is not under investigation with respect to violations of any such Laws.

2.15Regulatory Compliance. Schedule 2.15 contains a complete and correct list of all Licenses and Permits issued to or maintained by the Seller as of the date hereof that are necessary to the conduct of the Business as the Business has been operated during the past twelve (12) months (collectively, the “Material Licenses and Permits”), along with the date of issuance and the current term thereof. All such Material Licenses and Permits are in full force and effect. The Seller is in compliance in all material respects with the terms and conditions of the Material Licenses and Permits and has received no written notices that it is in violation of any of the terms or conditions of any Material Licenses and Permits or alleging the failure to maintain any Licenses and Permits. The Seller has not received written notice that any of the Material Licenses and Permits will not be renewed. To the Seller’s Knowledge, there are no proceedings pending to revoke or withdraw any such Material Licenses and Permits and the Seller has no reason to believe that any of the Material Licenses and Permits will be revoked, withdrawn or will not be renewed. The facilities used in the Business are in compliance with all applicable building codes, ordinances and regulations, and the Seller has not received any notice asserting a failure, or possible failure, to comply with any such fire codes, ordinances or regulations.

2.16Books and Records. The Seller has maintained its books and records in the Ordinary Course of Business, consistent with professional business standards and practices customary for the industry. The Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets.

2.17Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

2.18Customers. Schedule 2.18 sets forth a list of all customers of the Seller, showing the total sales by the Seller to each customer for the years ended 2014 and 2015. As of the Closing Date, no customer listed on Schedule 2.18 has terminated its relationship with the Seller or materially reduced or changed the pricing or other terms of its business with the Seller, and no customer listed on Schedule 2.18 has notified the Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Seller.

2.19Employees. Schedule 2.19 sets forth a list of all current employees of the Seller who are necessary to maintain the day-to-day operations of the Business (the “Necessary Employees”). All of the Necessary Employees are “at-will” employees. The Seller has provided Buyer a copy of any non-competition, non-solicitation, proprietary rights or confidentiality agreements currently in force with any of the Necessary Employees.

2.20Foreign Person. No Seller is a foreign person within the meaning of Section 1445 of the Code.

2.21Solvency.

(a) Seller is not now and is not expected to be throughout the duration of the Earn-Out Period insolvent, and will not be rendered insolvent by any of the Contemplated Transactions. As used in this Section, “insolvent” means that the sum of the Seller’s debts and other probable Liabilities exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions, (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

2.22Full Disclosure. This Agreement, including all schedules and exhibits, delivered by or on behalf of the Seller hereunder are complete and correct in all material respects. No representation or warranty of the Seller contained in this Agreement and no written statement made by or on behalf of the Seller to the Buyer or any of its Affiliates pursuant to this Agreement contain an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Seller which the Seller has not disclosed to the Buyer in writing which reasonably could be expected to materially affect the Business in an adverse manner.

2.23Financial Statements.  The Company’s financial statements (the “Financial Statements”) fairly present the financial condition and the results of operation, change in members’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such Financial Statements of the Company and will be prepared in accordance with generally accepted accounting principles and practices consistently applied and consistent with the books and records of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

3.1Organization and Authority of the Buyer; Enforceability. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

3.2No Consents. No material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer.

3.3No Violation. Neither the execution and delivery of this Agreement nor the performance by the Buyer of the transactions contemplated hereby will (a) violate or conflict with the Organizational Documents of the Buyer, or (b) conflict with or violate any Laws applicable to the Buyer or by which any of its properties is bound.

ARTICLE 4

CLOSING

4.1Time and Place.  The Closing shall occur simultaneously with the execution of this Agreement and shall be effective as of 12:01am Eastern Time on the Closing Date.

4.2Deliveries by the Seller. At or immediately prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

4.1.1Corporate Documents. A copy of the Articles of Organization of the Seller certified by the applicable Secretary of State, as of a date not more than thirty (30) days prior to the Closing Date;

4.2.1Good Standing Certificate. A certificate of good standing with respect to the Seller, issued by the applicable Secretary of State, as of a date not more than thirty (30) days prior to the Closing Date;

4.2.2Authorizing Resolutions. A copy of the resolutions from the Seller’s board of directors, certified by the respective Secretary of the Seller as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder;

4.2.3Consents. The Third Party Consents and Governmental Consents identified on Schedule 2.6.1 and Schedule 2.6.2;

4.2.4Licenses and Permits. All Licenses and Permits identified on Schedule 2.15;

4.1.1Assignment and Assumption. An assignment and assumption agreement in the form of Exhibit A hereto (the “Assignment and Assumption Agreement”) and duly executed by the Seller, effecting the assignment to and assumption by the Buyer of the Purchased Assets and the Assumed Liabilities;

4.1.2Lease Assignment. A lease assignment for each leased office space identified on Schedule 1.2.1 (the “Lease Assignments”);

4.1.3Intellectual Property Assignment.  An intellectual property assignment in the form of Exhibit B hereto (the “Intellectual Property Assignment”) and duly executed by the Seller, effecting the assignment of all of the Seller’s Intellectual Property to the Buyer;

4.1.4Employment Agreements. Executed copies of the employment agreements between Buyer and each of Kevin O’Connor, Michael Rosa and Thomas Hartmann (collectively, the “Employment Agreements”); and

4.2.5Other Documents. Such other documents and instruments as the Buyer may reasonably request to consummate the transactions contemplated hereby.

4.3Deliveries by the Buyer. The Buyer will deliver or cause to be delivered to the Seller:

4.3.1The Purchase Price. Payment of the Purchase Price as provided in Section 1.3;

4.3.2Good Standing Certificate. A certificate of good standing with respect to the Buyer, issued by the Secretary of State of Delaware, as of a date not more than thirty (30) days prior to the Closing Date;

4.1.1Countersigned Agreements. Copies of this Agreement, the Assignment and Assumption Agreement, the Lease Assignments, the Intellectual Property Assignment, and the Employment Agreements duly executed by the Buyer;

4.3.3Other Documents. Such other documents and instruments as the Seller shall deem reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE 5

POST CLOSING COVENANTS

5.1Tax Covenants.

5.1.1The Parties understand that the Buyer, in consultation with its designated third-party valuation advisors, shall be performing a valuation of the Purchased Assets for the purpose, among other things, of valuing the covenants made by the Seller (“Purchase Price Allocation”).  Such allocation shall be mutually agreed upon by Seller, which shall not be unreasonably withheld. The Buyer and Seller each agree that such valuation shall be dispositive regarding the allocation of the respective Purchase Price; provided, however, the Buyer shall prepare and deliver to the Seller for approval the Purchase Price Allocation related to the non-compete. The Seller and the Buyer shall cooperate to prepare IRS Form 8594 and any required exhibits thereto. The Buyer and the Seller shall report the federal, state, local and other income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with the Purchase Price Allocation and shall not take any position inconsistent therewith.

5.1.2The Seller and the Buyer hereby waive compliance with any “bulk sales” Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to the Buyer of the Purchased Assets by the Seller.

5.2Access to Books and Records. From and after the Closing, each Party shall provide the other Party and its representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records relating to the Business with respect to periods, portions thereof or occurrences prior to the Closing Date in connection with legitimate business purposes of the requesting Party (including in connection with the filing of any Tax Returns, the making of any Tax elections, and the defense of any Tax claim audit or proceeding), expressed to the other Party in writing.

5.3Non-Competition; Non-Solicitation; Confidentiality.

5.3.1Non-Disclosure of Confidential Information. The Equity Holders and the Seller shall not, directly or indirectly, disclose or use at any time any Confidential Information, except to the extent that such disclosure or use is directly related to and required by the performance of the Seller’s duties to the Buyer or as required by Law or as otherwise provided hereunder. The Seller and the Equity Holders further agrees to take commercially reasonable steps, to the extent within their control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event that the Seller or any Equity Holder is required by Law to disclose any Confidential Information, such Party shall promptly notify the Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Buyer’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business or its distributors, customers, independent contractors or other business relations. Confidential Information includes the following as they relate to the Business and, in each case, to the extent the Business obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the Business’s distributors, customers, independent contractors or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Confidential Information does not include such information which: (a) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of the Seller or any Equity Holder; (b) is thereafter disclosed or furnished to of the Seller or any Equity Holder by a third party who is not known by such party to have acquired the information under an obligation of confidentiality; or (c) is disclosed by the Seller or any Equity Holder (subject to compliance with the applicable provisions of this Section 5.3.1) under compulsion of applicable Law.

5.3.2Non-Competition. The Seller and the Equity Holders are familiar with the trade secrets related to the Business and with other Confidential Information concerning the Business, including all (a) inventions, technology and research and development related to the Business, (b) customers and clients and customer and client lists related to the Business, (c) products (including products under development) and services related to the Business and related costs and pricing structures, (d) accounting and business methods and practices related to the Business and (e) similar and related Confidential Information and trade secrets related to the Business. The Seller and the Equity Holders acknowledges and agrees that the Business would be irreparably damaged if such Party were to directly or indirectly provide services to any Person competing with the Business or engaging in a similar business and that such direct or indirect competition by any such Party would result in a significant loss of goodwill by the Business. In further consideration for the Buyer’s payment of the Purchase Price under this Agreement (in respect of which payment the Equity Holders and the Seller expressly acknowledges that he or it derives a substantial and direct benefit), and in order to protect the value of the Business acquired by the Buyer hereunder (including the goodwill inherent in the Business as of the date hereof), the Seller and the Equity Holders hereby agrees that during the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-Competition Period”), such Party shall not acquire or hold any economic or financial interest in, act as a partner, member, stockholder, or representative of, render any services to, or otherwise operate or hold an interest in any Person (other than the Seller, Restaurant Coverage Associates, Inc., Risk Control Associates, Inc.

and RCA of New England, Inc.) having any location in any county in which the Business or the Buyer conducts operations, which entity, enterprise or other Person primarily engages in, directly or indirectly, any business that competes with the Business or operates in the industry; provided, however, that nothing contained herein shall be construed to prohibit any such Party from purchasing up to an aggregate of two percent (2%) of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange (but only if such investment is held on a purely passive basis). Notwithstanding the forgoing, no Equity Holder shall be required to divest their equity interest in any currently owned investment including but not limited to First Jersey Casualty Insurance Company, Borges, Hanlon, Henry & Garcia and/or other RCA related Affiliates.

5.3.3Non-Solicitation; Non-Disparagement. During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-Solicitation Period”), (a) the Seller and Equity Holders shall not, directly or indirectly, either individually or acting in concert with another Person or Persons, request, induce or attempt to influence any distributor, supplier or customer of goods or services of the Business to curtail, cancel or refrain from maintaining or increasing the amount or type of business such distributor, supplier or customer of goods or services is currently transacting, or may be transacting during the Non-Solicitation Period, with the Business or modify its pricing or other terms of sale with the Business; or (b) make any negative, derogatory or disparaging statements or communications regarding the Buyer, the Business, or the Affiliates or representatives of the Buyer.

5.3.4Severability. Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Section 5.3 are found by a final order of a court of competent jurisdiction or arbitrator to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable Law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of a breach or violation by any Party of any of the provisions of this Section 5.3, the Non-Competition Period or Non-Solicitation Period, as the case may be, will be tolled for so long as such Party was in violation of such provision. The Seller and the Equity Holders agree that the restrictions contained in this Agreement are reasonable in all respects and necessary to protect the Buyer’s interest in, and the value of, the Business.

5.4Transition Items.

5.4.1Transition Collections. The Seller shall promptly remit to the Buyer any proceeds received from any Accounts Receivable that constitute Purchased Assets, regardless of when such proceeds are received or whether such proceeds were obtained as a result of the collections efforts of the Seller.

5.4.2Transition Expenses.  The Seller shall promptly reimburse the Buyer (within ten (10) business days after the Buyer provides the Seller with a bill for such reimbursement, with reasonable supporting detail) for any payments made by the Buyer with respect to pre-Closing accounts payable, pre-Closing vendor payments, or any other liabilities of the Business related to any period prior to the Closing Date and which are not paid by the Seller within ten (10) business days after receipt by the Seller of written notice of the Buyer’s intent to make any such payment.

5.4.3Use of Name. The Seller hereby acknowledges and agree that upon the consummation of the transactions contemplated hereby and for a period of one (1) year following the

Closing Date, the Buyer shall have the sole right to the use of any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related to the Business (including the name “Restaurant Coverage Associates”) or containing or comprising any of the foregoing, including any name or mark confusingly similar thereto (collectively, the “Business Marks”). The Seller shall not use any of the Business Marks, except in connection with the filing of Tax returns or the winding up of the Seller’s business affairs related to the Business.

5.5Post-Closing Matters.  Each of the Parties shall satisfy the requirements set forth on Schedule 5.5 on or before the date specified for such requirement or such later date to be mutually agreed to by the parties.

5.6Further Assurances. From and after the Closing, the Seller shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.

ARTICLE 6

INDEMNIFICATION

6.1Survival of the Seller’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Seller contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of two (2) years after the Closing Date; provided, however, that the Fundamental and Statutory Representations shall survive until the expiration of the applicable statute of limitations. All Post-Closing Covenants of the Seller and the Equity Holders, other than James Henry, will survive the Closing in accordance with their terms. If the Buyer provides notice of a claim in accordance with the terms of this Agreement prior to the end of the period of survival set forth in this Section 6.1, then the Liability for such claim will continue until the claim is fully resolved.

6.2Survival of the Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Buyer contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of two (2) years after the Closing Date; provided, however, that the representations and warranties in Section 3.1 (Organization and Authority of Buyer; Enforceability) shall survive until the expiration of the applicable statute of limitations. All Post-Closing Covenants of the Buyer will survive the Closing in accordance with their terms. If the Seller provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 6.2, then the Liability for such claim will continue until the claim is fully resolved.

6.3Indemnification by the Seller. Subject to the terms, conditions and limitations set forth in this Article 6, the Seller shall indemnify, defend and hold harmless the Buyer and its representatives, successors and permitted assigns (each, a “Buyer Indemnified Party”), from and against, and shall promptly pay or reimburse each Buyer Indemnified Party for, any and all Losses sustained or incurred (including any Losses actually sustained or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement) by any Buyer Indemnified Party resulting from: (a) any breach of a representation or warranty made by the Seller or Equity Holders in this Agreement; (b) any breach of any Post-Closing Covenant made by the Seller or Equity Holders in this Agreement; (c) any claim or assertion for obligations in respect of Indebtedness or broker’s or seller’s fees or expenses arising out of the transactions contemplated by this Agreement by a Person claiming to have been engaged by any Seller or any of its Affiliates; (d) any obligation of any Seller for any Taxes that arose, in the first instance, prior to the Closing Date; (e) the failure of any Seller to pay, discharge and perform any of the Excluded Liabilities; or (f) the ownership or operation of the Business or the Purchased Assets prior to the Closing Date.

6.4Indemnification by the Buyer. Subject to the terms, conditions and limitations set forth in this Article 6, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller and each of their representatives, successors and permitted assigns (each, a “Seller Indemnified Party”) from and against any and all Losses sustained or incurred by any Seller Indemnified Party resulting from: (a) any breach of a representation or warranty made by the Buyer in this Agreement; (b) any breach of a Post-Closing Covenant made by the Buyer in this Agreement; (c) the failure of the Buyer to pay, discharge and perform any of the Assumed Liabilities; or (d) the ownership or operation of the Business or the Purchased Assets on or after the Closing Date.

6.5Indemnification Procedure for Third Party Claims.

6.5.1In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), then such Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such Third Party Claim to such Indemnifying Party within sixty (60) days after learning of such Third Party Claim; provided, however, that failure to give such written notice within any particular time period shall not adversely affect the Indemnified Party’s right to indemnification except, and to the extent that, the Indemnifying Party can show that the failure to give such notification on a timely basis adversely affected the Indemnifying Party’s ability to defend such Third Party Claim. The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”), within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense, the defense against and settlement of such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such Third Party Claim, if pursuant to or as a result of such settlement or cessation, (a) injunctive or other equitable relief would be imposed against the Indemnified Party, or (b) each claimant or plaintiff in such Third Party Claim has not given to the Indemnified Party an unconditional release from all Liability with respect to such Third Party Claim.

6.5.2Notwithstanding anything contained in Section 6.5.1 to the contrary, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim if any of the following conditions are not satisfied:

(a)the Indemnifying Party shall acknowledge in writing that it shall be fully responsible for all Losses relating to such proceeding;

(b)the Indemnifying Party must diligently defend such proceeding;

(c)the Indemnifying Party must furnish the Indemnified Party with evidence that the financial resources of the Indemnifying Party (or the funds available in the escrow account with respect to claims against the escrow account), in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Losses in respect of all other outstanding claims) to satisfy any Losses relating to such proceeding;

(d)such proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnifying Party, and shall not involve claims for specific performance or other equitable relief; and

(e)there does not exist, in the Indemnified Party’s good faith judgment, based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding.

6.6Tax Treatment of Indemnification. All indemnification payments made under this Agreement shall be treated by all Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE 7

DEFINITIONS

Definitions. As used in this Agreement,

“Accounts Receivable” of any Person means (a) all trade accounts receivable and other rights to payment from customers of such Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of good shipped, products sold or services rendered to customers of such Person, (b) all other accounts or notes receivable of such Person and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Actual EBITDA” means actual EBITDA for the Measurement Period attributable to the accounts purchased hereunder (and the accounts purchased pursuant to that certain Asset Purchase Agreement by and between Buyer and Buyer’s Affiliate, Patriot Risk Services, Inc., and Seller’s affiliate, Risk Control Associates, Inc.) and any new business added by Seller or Equity Holders during the Measurement Period.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this definition, a Person shall be deemed to Control another Person if such Person owns or Controls, directly or indirectly, more than twenty-five percent (25%) of the voting Equity Interests of the other Person. “Control,” “Controlled” or “Controlling” means the ability of a Person (collectively or with its Affiliates) directly or indirectly to direct the use of, disposition of and access to the property of another Person.

“Cash on Hand” means all cash and cash equivalents, calculated as of 12:01 a.m., Eastern Time on the date of calculation, determined in accordance with GAAP.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Contract” means any written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or legally binding arrangement or commitment.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“Fundamental and Statutory Representations” means the representations and warranties in Section 2.1 (Organization and Qualification), Section 2.2 (Authorization; Enforceability), Section 2.7 (Taxes), and the representations and warranties concerning title to the Purchased Assets

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Governmental Authority” means the United States or any state, provincial, local or foreign government, or any subdivision, agency or authority of any thereof having competent jurisdiction over any of the Seller, the Buyer or the transactions contemplated by this Agreement, as applicable.

“Indebtedness” means, with respect to any Person, all Liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) capitalized lease obligations; (d) operating lease obligations related to any pieces of material equipment used in the Business; (e) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (f) conditional sale or other title retention agreements; (g) the factoring or discounting of accounts receivable; (h) swap or hedging agreements or arrangements; (i) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); and (j) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (i) after giving effect to the Closing; (k) all Indebtedness of the types referred to in clauses (a) through (j) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; (l) any unfunded pension liabilities; and (m) any so-called “change of control” payments.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases, and related documentation); (g) all advertising and promotional materials, (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Law” means each provision of any currently implemented federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

“Lease” means any lease, sublease or any other material agreement pertaining to any Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including without limitation any liability for Taxes.

“Licenses and Permits” means any licenses, permits, certificates, certifications, privileges, immunities, notifications, exemptions, classifications, registrations, easements, franchises, approvals, authorizations, orders and other similar rights, or any waivers of the foregoing, issued by any Governmental Authority, and all pending applications therefor or renewals thereof.

“Lien” means any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, proxy, interest, equity, option, lien, preemptive right, right of first offer or refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under federal and state securities Laws.

“Loss” or “Losses” means, with respect to any Person, all Liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, Taxes, fines, penalties, damages (including punitive, special and consequential damages), lost profits, diminution in value (based on a multiple of earnings or otherwise), costs and expenses (including reasonable attorneys’ fees) sustained or incurred by such Person.

“Material Adverse Effect” or “Material Adverse Change” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, financial condition, results of operations or prospects (including the achievement or the ability to achieve forecasts of revenue or earnings) of the Seller. For the avoidance of doubt, by way of illustration and not limitation, a “Material Adverse Effect” or “Material Adverse Change” shall include any matter or matters that, alone or in the aggregate, is or are likely to, or could reasonably be expected to, result in Losses to the Seller in excess of ten percent (10%) of the Purchase Price, or that a reasonable investor would consider as significantly and adversely affecting its investment decision with respect to the transactions contemplated herein.

“Measurement Period” shall mean the twelve (12) month period beginning on September 1, 2015 and ending on August 31, 2016.

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any Other Agreement.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to a limited liability company, the articles of organization or certificate of formation and operating agreement; (c) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (d) any amendment to any of the foregoing.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Post-Closing Covenant” means any covenant, promise, commitment or other obligation (or any portion thereof) made or undertaken by any Party, in this Agreement or any Other Agreement, to the extent performance or fulfillment thereof is required by its terms to be accomplished after the Closing.

“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Seller’s Knowledge” or “Knowledge of the Seller” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to the Seller.

“Tax” or “Taxes” means (a) any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Tax period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other person or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such Tax.

“Tax Returns” means any return, declaration, report, schedule, notice, form, claim for refund, or information return or statement (including any attachment thereto and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority.

“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

ARTICLE 8

MISCELLANEOUS

8.1Notice.  Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile, e-mail or other means of electronic transmission, or (c) delivered by Federal Express or other express overnight delivery service, or (d) sent by registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Seller:

Restaurant Coverage Associates, Inc.

133 Broad Street

Clifton, NJ 07013

Attention: Kevin O’Connor

E-mail: koconnor@rca-insurance.com

If to the Buyer:

TriGen Insurance Solutions, Inc.

401 E. Las Olas Blvd., Suite 1650

Fort Lauderdale, Florida 33301

Attention: Christopher A. Pesch, General Counsel

E-mail: cpesch@patnat.com

Date of service of such notice shall be (x) the date such notice is delivered by hand, facsimile, e-mail or other form of electronic transmission, (y) one (1) business day following the delivery by express overnight delivery service, or (z) three (3) business days after the date of mailing if sent by certified or registered mail.

8.2Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a legally acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.3Successors; Assignment. This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by the Seller without the prior written consent of the Buyer or by the Buyer without the prior written consent of the Seller; provided, however, that the Buyer may assign this Agreement in whole or in part to any of its Affiliates or to any Person which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to the Buyer, and the Buyer may assign its rights under this Agreement to its financing sources.

8.4Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of e-mail, facsimile or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

8.5Expenses. Except as provided in Section 5.1.1, each of the Seller and the Buyer shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby and thereby.

8.6Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

8.7Entire Agreement. This Agreement, the Recitals, the Schedules and the Exhibits attached hereto set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

8.8Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, the Buyer Indemnified Parties or the Seller Indemnified Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

8.9Disclosure Generally. All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Information furnished in any particular Schedule shall not be deemed to be included in all other Schedules in which the information is required to be included unless specifically designated with a cross-reference.

8.10Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter; (d) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation); (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); and (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “business days.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty or covenant. The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.

8.11Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be settled by arbitration in Fort Lauderdale, Florida before three (3) arbitrators. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8.12Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each Party hereby irrevocably waives, and covenants that it will not assert any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on or in connection with this agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any Party hereto may file an original counterpart or a copy of this Section 8.12 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement on the date first written above.

BUYER:		TRIGEN INSURANCE SOLUTIONS, INC.

	By:	/s/ Carla A. Busick
	Name:	Carla A. Busick
	Title:	Chief Executive Officer

SELLER:		RESTAURANT COVERAGE ASSOCIATES, INC.

	By:	/s/ Kevin O’Connor
	Name:	Kevin O’Connor
	Title:	Vice-President

RESTAURANT COVERAGE ASSOCIATES OF NEW ENGLAND, INC.

	By:	/s/ Kevin O’Connor
	Name:	Kevin O’Connor
	Title:	Vice-President

EQUITY HOLDERS:		/s/ James Henry
James Henry

/s/ Thomas Hartmann
Thomas Hartmann

/s/ Kevin O’Connor
Kevin O’Connor

/s/ Michael Rosa
Michael Rosa

*

All schedules and exhibits to this Exhibit 2.5 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The schedules include a list of purchased assets and contracts, intellectual property, customers, consents, licenses and other information. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.